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                                                      Exhibit 23.17

                             GOLDMAN, SACHS & CO.
                                85 Broad Street
                              New York, New York

PERSONAL AND CONFIDENTIAL

September 10, 1998

Board of Directors
United Rentals, Inc.
Four Greenwich Office Park
Greenwich, Conneticut 06830

Re: Registration Statement of United Rentals, Inc. relating to the common stock, par value $0.01 per share, of United Rentals, Inc. being registered in connection with the merger contemplated by the Agreement and Plan of Merger dated as June 15, 1998 among U.S. Rentals
      Inc., United Rentals, Inc. and UR Acquisition Corporation, a wholly-owned subsidiary of United
      Rentals Inc. (the "Agreement")
      -------------------------------------------------------

Gentlemen:

Reference is made to our opinion letter dated June 15, 1998

with respect to the fairness from a financial point of view

to United Rentals, Inc. ("United") of the exchange ratio of

0.9625 shares of common stock, par value $0.01 per share, of

United to be exchanged for each share of common stock, par

value $0.01 per share, of U.S. Rentals, Inc., pursuant to the

Agreement.


The foregoing opinion letter is provided for the information and assistance of the Board of Directors of United in

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connection with its consideration of the transaction

contemplated therein and is not to be used, circulated,

quoted or otherwise referred to for any other purpose, nor

is it to be filed with, included in or referred to in whole

or in part in any registration statement, proxy statement or any other document, except in accordance with our prior

written consent.  We understand that United has determined

to include our opinion in the above-referenced Registration

Statement.


In that regard, we hereby consent to the reference to the

opinion of our Firm under the captions "SUMMARY-Opinions of

Financial Advisor-United Rentals", "THE MERGER-Reasons for

the Merger; Recommendation of the Boards of Directors-United

Rentals" and "THE MERGER-Opinion of Financial Advisors to

United Rentals" and to the inclusion of the foregoing

opinion in the Joint Proxy Statement/Prospectus included in

the above-mentioned Registration Statement.  In providing

such consent, except as may be required by the federal

securities laws, we do not intend that any person other than the Board of Directors of United rely upon such opinion.  In giving such consent, we do not thereby admit that we come
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within the category of persons whose consent is required

under Section 7 of the Securities Act of 1933 or the rules

and regulations of the Securities and Exchange Commission

thereunder.

Very truly yours,

GOLDMAN, SACHS & CO.